JNL Series Trust 485BPOS

Ex. 99.28(d)(42)(ii)

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE HONG KONG LIMITED

This Amendment (the “Amendment”) to the Investment Sub-advisory Agreement (the “Agreement”) is effective April 27, 2026, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price Hong Kong Limited (the “Subadviser”), a company incorporated under the laws of Hong Kong, with respect to each series of JNL Series Trust set forth on Schedule 1 attached hereto (each, a “Fund” and collectively, the “Funds”) as of the date indicated thereof, as it may be amended from time to time.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into the Agreement dated as of September 1, 2022; and

WHEREAS, the parties hereto desire to remove the JNL/T. Rowe Price Short-Term Bond Fund from the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Schedule 1 is hereby added to the Agreement in the form attached hereto.

2.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, effective as of the day and year first above written.

WITNESS:		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Kate Spencer	By:	/s/ Terence Baptiste
Name:	Kate Spencer	Name:	Terence Baptiste
Title:	Assistant Vice President	Title:	Vice President

WITNESS:		T. ROWE PRICE HONG KONG LIMITED

By:	/s/ Yenny So	By:	/s/ Carmen Guo
Name:	Yenny So	Name:	Carmen Guo
Title:	Administrative Assistant	Title:	Vice President

SCHEDULE 1

Fund Name	Effective Date
JNL Multi-Manager Emerging Markets Equity Fund	April 27, 2020